Exhibit 10.3

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of April 24, 2020 between and among MIDWEST HOLDING INC., a Nebraska corporation (the “Company”), CRESTLINE ASSURANCE HOLDINGS LLC, a Delaware limited liability company  (“Crestline”),  XENITH HOLDINGS LLC, a Delaware limited liability company (“Xenith”), VESPOINT LLC, a Delaware limited liability company (“Vespoint”), MICHAEL MINNICH, an individual (“Minnich”) and A. MICHAEL SALEM, an individual (“Salem”) or any permitted transferees and other stockholders of the Company who become parties hereto. The foregoing entities and persons are referred to collectively herein as the “Parties” and each is a “Party.” Xenith, Vespoint, Michael Minnich and A. Michael Salem, and stockholders who execute a joinder agreement to be bound by this Agreement after the date hereof, are sometimes referred to below as the “Stockholders.”

W I T N E S E T H:

WHEREAS, the Company and Crestline intend to enter into an agreement in connection with the sale of equity securities by the Company to Crestline; and

WHEREAS, the Parties wish to memorialize certain corporate governance and other agreements among them.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.Representations and Warranties.  Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date hereof this Agreement:

1.1Organization and Qualification.  Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or is a natural person over the age of 21.

1.2Authority and Enforceability.  Such Party has full corporate, limited liability company, limited partnership or individual (as applicable) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company, limited partnership or individual action.  This Agreement has been duly executed and delivered by such Party and, assuming due execution and delivery by each of the other Parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.

1.3Absence of Conflicts.  The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is a legal entity, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

1.4Consents.  Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

2.Composition of the Company and ALSC Board.

2.1(a)Crestline Representation on Company Board.  If at any time and for so long as Crestline and its Affiliates  beneficially own at least 10% of the outstanding shares of the Company’s $0.001 par value voting common stock (“Common Stock”)  (including equity securities exercisable or convertible into Common Stock held by Crestline and its Affiliates), the Company shall, and the Stockholders shall, take all necessary action (including, without limitation, to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders) to (i)  elect or appoint an individual designated from time to time by Crestline (the “Crestline Designated Director”) to the Board of Directors of the Company (“Company Board”) and, subject to reasonable committee member suitability standards and applicable regulatory qualification requirements, any committee thereof, (ii) include such Crestline Designated Director in the slate of nominees recommended by the Company Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, and (iii) if the Company Board is divided into two or more classes, the Crestline Designated Director shall be nominated to the longest serving class (e.g. Class III if the Company Board is divided into three classes); provided, however, that such individual must have had no involvement in legal proceedings that would require disclosure by the Company pursuant to Item 401(f) of Regulation S-K under the Securities Act (in which case Crestline will appoint a replacement Crestline Designated Director).   The Company shall reimburse the Crestline Designated Director for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Company Board or any committee thereof, if any. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Company Board, including without limitation, all shares of Common Stock and any class or series of preferred stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person,

Crestline—Stockholders Agreement (Midwest Holding)

including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)Crestline Representation on ALSC Board.  If at any time and for so long as Crestline and its Affiliates beneficially own at least 10% of the Common Stock (including equity securities exercisable or convertible into Common Stock held by Crestline), the Company shall take all necessary action (including, without limitation, to vote, or cause to be voted, all voting securities of American Life and Security Corp., an insurance corporation organized under the laws of and domiciled in the State of Nebraska (“ALSC”),  owned by the Company, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of ALSC stockholders at which an election of directors is held or pursuant to any written consent of the ALSC stockholders) to (i) elect or appoint the Crestline Designated Director to the Board of Directors of ALSC (“ALSC Board”) and, subject to reasonable committee member suitability standards and applicable regulatory qualification requirements, any committee thereof and (ii) include such Crestline Designated Director in the slate of nominees recommended by the ALSC  Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected; provided, however, that such individual must have had no involvement in legal proceedings that would require disclosure by the Company pursuant to Item 401(f) of Regulation S-K under the Securities Act (in which case Crestline will appoint a replacement Crestline Designated Director).  The Company shall reimburse the Crestline Designated Director for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the ALSC Board or any committee thereof, if any.

(c)Minnich; Salem.  If at any time and for so long as (i)  Crestline and its Affiliates beneficially own an aggregate of at least 10% of the outstanding shares of the Company’s Common Stock (including equity securities exercisable or convertible into Common Stock held by Crestline and its Affiliates),  (ii) with respect solely to Salem, he beneficially owns at least 3% of the outstanding shares of the Company’s Common Stock (including equity securities exercisable or convertible into Common Stock held by Salem) and is an executive officer of the Company,  and (iii) with respect solely to Minnich, he beneficially owns at least 3% of the outstanding shares of the Company’s Common Stock (including equity securities exercisable or convertible into Common Stock held by Minnich) and is an executive officer of the Company, Crestline shall take all necessary action (including, without limitation, to vote, or cause to be voted, all Common Stock owned by Crestline,  or over which Crestline has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders) to vote for the election of Salem, if he meets the conditions in (ii) above, and for the election of Minnich if he meets the conditions in (iii) above, to the Board of Directors of the Company to serve for such terms as determined by the Board.

2.2Removal; Vacancies.  Subject to the Articles of Incorporation of the Company (as such Articles may be amended or restated in the future or replaced in connection with a redomestication in the future (the “Certificate of Incorporation”)), so long as Crestline has the right to designate a Crestline Designated Director hereunder,  (i)  Crestline shall have the exclusive right with or without cause to remove the Crestline Designated Director from the

Crestline—Stockholders Agreement (Midwest Holding)

Company Board and the ALSC Board (including any committees thereof), and the Company and the Stockholders shall take all necessary action, including, without limitation, to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary, to cause the removal of any such designee at the request of Crestline, and (ii) Crestline shall have the exclusive right to designate a  director for election to the Company Board and the ALSC Board to fill the vacancy created by reason of death, removal or resignation of its designee to the Company Board and the ALSC Board (including any committees thereof), and the Company and the Stockholders shall take all necessary action, including, without limitation, to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary, to cause any such vacancy to be filled by Crestline as promptly as reasonably practicable. In the absence of any designation from Crestline so long as it has the right to designate a Crestline Designated Director hereunder, the director previously designated by it and then serving shall be reelected if still eligible and willing to serve as provided herein and otherwise, any such Company Board seat and ALSC Board seat shall remain vacant.

2.3Forced Resignation. Crestline shall take all necessary action to cause the Crestline Designated Director to resign promptly from the Company Board and ALSC Board if such Crestline Designated Director, as determined by the Company Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company or ALSC under any rule or regulation of the U.S. Securities and Exchange Commission (“SEC”),  New York Stock Exchange (to the extent applicable to the Company),  Nasdaq Stock Market (to the extent applicable to the Company) or by applicable law or regulation, (ii) has engaged in acts or omissions constituting a breach of the Crestline Designated Director’s fiduciary duties to the Company and its stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law or (iv) has engaged in any transaction involving the Company or its subsidiaries from which the Crestline Designated Director derived an improper personal benefit that was not disclosed to the Company Board prior to the authorization of such transaction; provided, however, that Crestline shall have the right to replace such resigning Crestline Designated Director with a new Crestline Designated Director, such newly named Crestline Designated Director to be appointed promptly to the Company Board as provided in Section 2.1 in place of the resigning Crestline Designated Director in the manner set forth in the Company’s  and ALSC’s governing documents for filling vacancies on the Board. Nothing in this Section 2.3 or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any Person designated hereunder as a Crestline Designated Director, whether during or after such person’s service on the Company Board. Minnich or Salem shall resign promptly from the Company Board if he, as determined by the Company Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, New York Stock Exchange (to the extent applicable to the Company), Nasdaq Stock Market (to the extent applicable to the Company) or by applicable law or regulation, (ii) has engaged in acts or omissions constituting a breach of his fiduciary duties to the Company and its stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law or (iv) has engaged in any transaction involving the Company or its subsidiaries from which he derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction.

Crestline—Stockholders Agreement (Midwest Holding)

2.4Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the Crestline Designated Director as herein stated. Each Stockholder agrees to cast all votes to which such Stockholder is entitled to vote either of record or beneficially or both in respect of its Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Company Board that individual designated or nominated in accordance with this Section 2.4. So long as Crestline is entitled to designate the Crestline Designated Director, the Company and the Stockholders agree not to take action to remove the Crestline Designated Director from office pursuant to the governing documents of the Company or ALSC unless such removal is for cause. For the purposes of this Agreement, “cause” means, with respect to the Crestline Designated Director, such director’s (a) gross negligence or willful misconduct in the performance of his or her material duties to the Company or ALSC; (b) conviction of a felony or other crime involving theft, fraud or embezzlement or any other crime involving moral turpitude that is materially detrimental to the business or affairs of the Company or any of its subsidiaries; (c) willful refusal, after fifteen (15) days’ written notice from the Company Board or the ALSC Board, to perform the material lawful duties or responsibilities required of him or her; (d) willful and material breach of any material corporate policy or code of conduct established by the Company or ALSC; (e) willfully engaging in conduct that materially damages the integrity, reputation or financial viability of the Company or its subsidiaries; or (f) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his or her ability to serve as a director of the Company or ALSC.  Crestline shall have the right to replace such removed Crestline Designated Director with a new Crestline Designated Director, such newly-named Crestline Designated Director to be appointed promptly to the Company Board and ALSC Board as provided in Section 2.1 in place of the removed Crestline Designated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Company Board and the ALSC Board.

2.5Indemnity Agreements. Simultaneously with any person becoming a Crestline Designated Director, the Company shall execute and deliver to the Crestline Designated Director an indemnity agreement dated the date such Crestline Designated Director becomes a director of the Company Board.  The Company hereby acknowledges that the Crestline Designated Director may have certain rights to indemnification, advancement of expenses and/or insurance provided by Crestline and certain of their respective Affiliates (collectively, the “Investor Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to the Crestline Designated Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Crestline Designated Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by the Crestline Designated Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of the Crestline Designated Director to the extent legally permitted and as required by the Company’s  Certificate of Incorporation or Bylaws and ALSC’s charter and bylaws (or any agreement between the Company and the Crestline Designated Director), without regard to any rights the Crestline Designated Director may have against the Investor Indemnitors, and (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of the Crestline Designated Director with respect to any claim for

Crestline—Stockholders Agreement (Midwest Holding)

which the Crestline Designated Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Crestline Designated Director against the Company.  The Crestline Designated Director and the Investor Indemnitors are intended third‑party beneficiaries of this Section 2.5 and shall have the right, power and authority to enforce the provisions of this Section 2.5 as though they were a party to this Agreement.  If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, ALSC’s bylaws or charter or elsewhere, as the case may be.

3.Information; Access.

3.1Quarterly Financial Statements. Concurrently with the distribution of the Company’s quarterly financial statements to the audit committee of the Board for review, for so long as Crestline has the right to designate a director for nomination under this Agreement, the Company shall deliver to Crestline an unaudited balance sheet of the Company as of the last day of each of the first three (3) fiscal quarters of each fiscal year and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarter and for the fiscal year-to-date period then ended, including any related notes thereto, if available.

3.2Annual Financial Statements. Concurrently with the distribution of the Company’s annual financial statements to the audit committee of the Board for review, for so long as Crestline has the right to designate a director for nomination under this Agreement, the Company shall deliver to Crestline an audited balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of income, stockholders’ equity and cash flows for such fiscal year, including any related notes thereto.

3.3Board Observer. For so long as Crestline has the right to designate a  director for nomination under this Agreement and subject to the confidentiality obligations set forth in the existing confidentiality agreement between the Company and Crestline dated on or about April 2019,  the Company shall, and shall cause its subsidiaries to, permit and invite a person designated by Crestline (the “Observer”) to attend all meetings of the Company Board, any committees of the Company Board, the ALSC Board, and any committees of the ALSC Board as an observer and the Company Board, ALSC Board or the applicable committees shall furnish to such Observer, at the same time and in the same manner as furnished to the directors of the Company Board and ALSC Board or members of such committees, notice of each such meeting, including such meeting’s time and place, and any other materials relevant to such meeting as provided to the directors of the Company Board and ALSC Board or members of the applicable committee; provided, that, the Observer shall keep all information received or observed in his or her capacity as Observer confidential to the same extent as the Observer would be obligated to do as a director of the Company Board and ALSC Board; provided, further, that each of the Company and ALSC reserves the right to exclude the Observer from access to any material or meeting or portion thereof

Crestline—Stockholders Agreement (Midwest Holding)

if the Company or ALSC believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege.

3.4SEC Reporting.  The Company shall (a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at, in each case, all times from and after the date hereof and (b) furnish, unless otherwise available at no charge by access electronically to the SEC’s EDGAR filing system, to Crestline forthwith upon request such reports and documents of the Company so filed with the SEC Crestline may reasonably request.

3.5Inspection.  For so long as Crestline and its Affiliates beneficially own at least 10% of the outstanding shares of the Company’s Common Stock (including equity securities exercisable or convertible into Common Stock held by Crestline and its Affiliates), the Company shall permit, once per calendar year, Crestline at its cost and expense  to visit and inspect the Company’s and its subsidiaries’ properties; examine their books of account and records; and discuss the Company’s and its subsidiaries’ affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by Crestline.

4.Corporate Changes.

4.1Each Party agrees to vote or cause to be voted Shares owned by it at any shareholders’ meeting called by the Company for its intended purposes to:

(a)Amend the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to (i) change its authorized capital stock to twenty million (20,000,000) shares of Common Stock, two million (2,000,000) shares of nonvoting common stock, $0.001 par value, and two million (2,000,000) shares of preferred stock, $0.001 par value;  and (ii) to effect a reverse split of the Company’s existing Common Stock at a ratio of five hundred (500) shares of existing Common Stock for one (1) share of new Common Stock and the payment of cash for any fractional shares resulting from the reverse split.

(b)Reincorporate the Company from the State of Nebraska to the State of Delaware.

(c)Classify or “stagger” the Board into three classes with three (3), two (2) and two (2) members, respectively, each elected for three year terms.

(d)Increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all securities convertible into shares of Common Stock outstanding at any given time.

4.2Following the Closing, the Company shall, subject to the terms and conditions of the 1505 Operating Agreement, use its commercially reasonable best efforts to consummate the acquisition of 1505 Capital, whether by the purchase of substantially all of the assets, merger, consolidation or acquisition of all of its outstanding equity not already owned by the Company no later than December 31, 2020, on terms and conditions acceptable to Purchaser

Crestline—Stockholders Agreement (Midwest Holding)

(“1505 Acquisition Transaction”).  The Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, enter into any agreement or understanding with respect to or consummate a  1505 Acquisition Transaction without the prior written consent of Purchaser, which consent will not be withheld unreasonably, provided that a 1505 Acquisition Transaction to be consummated on or before December 31, 2020 with an aggregate purchase price (including cash and other assets, assumption of debt, seller financing and any other consideration) of up to $750,000, all or any part of which may be payable in Common Stock at a price of no less than $0.045 per share, shall not be subject to the consent of Purchaser, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect.  If for any reason a 1505 Acquisition Transaction is not consummated by December 31, 2020, then the Company (x) shall cause 1505 Capital to cease providing any financial and investment advisory and management services and any other services to any new clients and any related investment, trading, or financial activities or any other activities with respect to any new client, (y) may only continue to provide financial and investment advisory and management services to then existing clients and any related investment, trading, or financial activities or any other activities with respect to such existing clients  in a manner and at a volume and scope consistent with past practices and for through-out the terms of each such existing client’s respective agreements with 1505 Capital and (z) shall not expand the scope or nature of the services being provided to such existing clients or extend the term under any such existing client agreements.

5.Xenith Distribution.

5.1Xenith agrees that, unless otherwise prohibited by applicable law, it will distribute shares of the Common Stock now held of record and beneficially by it to its members as soon as reasonably practicable but no later than six months from the date of this Agreement. Upon such event, holders of at least 30% of such distributed Common Stock, in the aggregate, including Vespoint,  Messrs. Minnich and Salem, shall, as a condition to receiving such distribution, execute and deliver to the Parties a joinder agreement in the form attached hereto as Exhibit A  (“Joinder Agreement”)  and shall become joinders, or reaffirm their status, as Stockholders to this Agreement.

6.Crestline Conduct of Activities.

6.1Corporate Opportunities.  The Company hereby agrees and acknowledges that Crestline (together with its Affiliates) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted).  The Company hereby agrees that, to the extent permitted under applicable law, Crestline (and its Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by Crestline (or its Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of Crestline (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of Crestline from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this

Crestline—Stockholders Agreement (Midwest Holding)

Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

7.Preemptive Right to Future Stock Issuances.

7.1Right of First Offer.  For a period of three (3) years following the later of the date hereof and the date of consummation of a Concurrent Private Placement (as defined in the Securities Purchase Agreement, dated as of the date hereof, by and between Crestline, the Company, Xenith and Vespoint (the “Securities Purchase Agreement”))  and subject to the terms and conditions of this Section 7.1 and applicable securities laws, if the Company proposes to offer or sell any equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities (collectively, “New Securities”), the Company shall offer such New Securities to Crestline prior to offering the New Securities to other offerees. Crestline shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates, and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of Crestline (“Crestline Beneficial Owners”) or any Affiliate thereof; provided that each such Affiliate or Crestline Beneficial Owner executes and delivers a Joinder Agreement and that in the aggregate such persons purchase all, but not less than all, of the New Securities offered to Crestline.

(a)The Company shall give notice (the “Offer Notice”) to Crestline, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)By notification to the Company within ten  (10) days after receiving the Offer Notice, Crestline may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, all such New Securities which equals the proportion that the Common Stock then held by Crestline (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any preferred stock and any other securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants  (collectively, “Derivative Securities”) then held by Crestline) bears to the total Common Stock then outstanding (assuming full conversion and/or exercise, as applicable, of preferred stock, if any, and any other Derivative Securities held by Crestline at the then-applicable conversion ratio).  The closing of any sale pursuant to this Section 7.1(b) shall occur within the later of sixty  (60) days of the date of receipt of the Offer Notice and the date of the initial sale of New Securities pursuant to Section 7.1(c).

(c)If any New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided Section 7.1(b) or not so purchased, the Company may, during the ninety (90) day period following the later of the non-election or, if an election to participate is made, non-purchase,  offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an

Crestline—Stockholders Agreement (Midwest Holding)

agreement for the sale of the New Securities within such period, the right of first offer provided hereunder shall be deemed to be revived and such subsequent New Securities shall not be offered unless first reoffered to Crestline in accordance with this Section 7.1.

(d)The right of first offer in this Section 7.1 shall not be applicable to Exempted Securities.  For purposes of this Agreement, “Exempted Securities” means (i) shares of Common Stock or options to purchase Common Stock issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board or (ii) shares of Common Stock actually issued upon the exercise of options or shares of Common Stock actually issued upon the conversion or exchange of convertible securities, in each case provided such issuance is pursuant to the terms of such option or convertible security.

8.Right of First Refusal - Crestline.

8.1Grant.  For a period of three (3) years from the date of this Agreement and subject to the terms of Section 11.1 below, each Stockholder hereby unconditionally and irrevocably grants to Crestline a right of first refusal (“Right of First Refusal”) to purchase all or any portion of shares of Common Stock, preferred stock, or Derivative Securities now owned or subsequently acquired by or issued to such Stockholder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like) (collectively, “Capital Stock”) that such Stockholder may propose to transfer in any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition, or any other like transfer (a “Proposed Transfer”), at the same price and on the same terms and conditions as those offered to the prospective transferee (the “Prospective Transferee”). For the purposes of this Agreement, “Transfer Stock” means the shares of Capital Stock owned by a Stockholder as of the date hereof or issued to a Stockholder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).  Notwithstanding anything to the contrary herein, this Section 8 shall not apply to the distribution by Xenith pursuant to Section 5.1 or to an in-kind distribution of Common Stock by Vespoint to its beneficial owners on a pro rata basis.

8.2Notice.  Each Stockholder proposing to make a Proposed Transfer must deliver a written notice of the Proposed Transfer (the “Proposed Transfer Notice”) to Crestline not later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer, the identity of the Prospective Transferee, and the intended date of the Proposed Transfer. To exercise its Right of First Refusal under this Section 8, Crestline must deliver a written notice to the selling Stockholder and the other Stockholders within fifteen (15) days after delivery of the Proposed Transfer Notice specifying that Crestline will exercise its Right of First Refusal and the number of shares of Transfer Stock to be purchased by Crestline (the “Crestline ROFR Notice”). In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Stockholder with the Company that contains a preexisting right of first refusal, the Company and the Stockholder acknowledge and agree that the terms of this Agreement shall control.

Crestline—Stockholders Agreement (Midwest Holding)

8.3Closing.  The closing of the purchase of Transfer Stock by Crestline shall take place, and all payments from Crestline shall have been delivered to the selling Stockholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

8.4Violation of First Refusal Right. If any Stockholder becomes obligated to sell any Transfer Stock to Crestline under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, Crestline may, at its option, in addition to all other remedies it may have, send to such Stockholder the purchase price for such Transfer Stock as is herein specified and request that the Company transfer to the name of Crestline (and the Company hereby agrees to effect such transfer to the name of Crestline) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

9.Right of First Refusal - Company.

9.1Grant.  For a period of three (3) years from the date of this Agreement and subject to the terms of Section 11.2 below, Crestline hereby unconditionally and irrevocably grants to the Company a right of first refusal (“Company Right of First Refusal”) to purchase all or any portion of shares of Capital Stock now owned or subsequently acquired by or issued to Crestline after the date hereof that Crestline may propose to transfer in Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

9.2Notice.  If Crestline proposes to make a Proposed Transfer, it must deliver Proposed Transfer Notice to the Company not later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer, the identity of the Prospective Transferee, and the intended date of the Proposed Transfer. To exercise its Right of First Refusal under this Section 9,  the Company must deliver a written notice to Crestline within fifteen (15) days after delivery of the Proposed Transfer Notice specifying that the Company will exercise its Company Right of First Refusal and the number of shares of Transfer Stock to be purchased by the Company (the “Company ROFR Notice”).

9.3Closing.  The closing of the purchase of Transfer Stock by Company shall take place, and all payments from Company shall have been delivered to Crestline, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

9.4Violation of Company First Refusal Right. If Crestline becomes obligated to sell any Transfer Stock to the Company under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to Crestline the purchase price for such Transfer Stock as is herein specified and the Company shall not the cancellation of such Transfer Stock to be sold on the Company’s books or book entry.

10.Right of Co-Sale.

10.1Exercise of Co-Sale Right.  For a period beginning on the date of this Agreement and ending on the earlier of (i) the ten (10) year anniversary following the date of this

Crestline—Stockholders Agreement (Midwest Holding)

Agreement and (ii) the date on which Crestline and its Affiliates own less than five percent (5%) of the outstanding shares of Common Stock (including equity securities exercisable or convertible into Common Stock held by Crestline and its Affiliates),  and subject to the terms of Section 11.1 below, if any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Section 8 above and thereafter is to be sold by a Stockholder to a Prospective Transferee and such number of shares of Transfer Stock, together with all sales of Transfer Stock sold by such Stockholder within the preceding three (3) months of the date of such Proposed Transfer, is equal to or in excess of 1% of the total outstanding Common Stock (which shall be increased to 3% of the total outstanding Common Stock in the event that the Company consummates a firm-commitment underwritten public offering of its Common Stock pursuant to an effective registration statement under the Securities Act resulting in cash proceeds to the Company of at least $15.0 million (net of underwriting discounts and commissions) and the Common Stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange), Crestline may elect to exercise its Right of Co-Sale under this Section 10 and participate on a pro rata basis in the Proposed Transfer as set forth in Section 10.2 below and, subject to Section 10.4, otherwise on the same terms and conditions specified in the Proposed Transfer Notice. If Crestline desires to exercise its Right of Co-Sale, then Crestline must give the selling Stockholder written notice to that effect no later than the deadline for delivery of the Crestline ROFR Notice described in Section 8.2 above (the “Crestline Co-Sale Notice”), and upon giving such Crestline Co-Sale Notice, Crestline shall be deemed to have effectively exercised its Right of Co-Sale.  Notwithstanding anything to the contrary herein, this Section 10 shall not apply to the distribution by Xenith pursuant to Section 5.1 or to in-kind distribution of Common Stock by Vespoint to its beneficial owners on a pro rata basis.

10.2Shares Includable.  Crestline may include in the Proposed Transfer all or any part of Crestline’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by Crestline immediately before the consummation of the Proposed Transfer and the denominator of which is the total number of shares of Transfer Stock held by the selling Stockholder.

10.3Purchase and Sale Agreement.  Crestline and the selling Stockholder agree that the terms and conditions of any Proposed Transfer in accordance with this Section 10 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (a “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and Crestline and the selling Stockholder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 10.

10.4Allocation of Consideration.  Subject to Section 10.4(b) below, the aggregate consideration payable to Crestline and the selling Stockholder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by Crestline and the selling Stockholder as provided in Section 10.2.

10.5Purchase by Selling Stockholder; Deliveries.  Notwithstanding Section 10.3 above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from Crestline or upon the failure to negotiate in good faith a Purchase and Sale

Crestline—Stockholders Agreement (Midwest Holding)

Agreement reasonably satisfactory to Crestline, no Stockholder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Stockholder purchases all securities subject to the Right of Co-Sale from Crestline on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 10.4(a);  provided, that if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the selling Stockholder to Crestline shall be made in accordance with the first sentence of Section 10.4(b). In connection with such purchase by the selling Stockholder, Crestline shall deliver to the selling Stockholder any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Stockholder (or request that the Company effect such transfer in the name of the selling Stockholder). Any such shares transferred to the selling Stockholder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Stockholder shall concurrently therewith remit or direct payment to Crestline the portion of the aggregate consideration to which Crestline is entitled by reason of its participation in such sale as provided in this Section 10.5.

10.6Additional Compliance.  If any Proposed Transfer is not consummated within (i) one hundred ninety-five (195) days after delivery of the Proposed Transfer Notice to Crestline if Form A regulatory approval of the Proposed Transfer from the Nebraska Department of Insurance is required, or (ii) one hundred five  (105) days after the delivery of the Proposed Transfer Notice to Crestline if no Form A regulatory approval of the Proposed Transfer from the Nebraska Department of Insurance is required, no Stockholders proposing the Proposed Transfer may sell any Transfer Stock unless they first comply in full with each provision of this Section 10.  The exercise or election not to exercise any right hereunder by Crestline shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 10.

10.7Violation of Co-Sale Right.  If any Stockholder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), Crestline may, in addition to such remedies as may be available by law, in equity or hereunder, require such selling Stockholder to purchase from Crestline the type and number of shares of Capital Stock that Crestline would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 10.  The sale will be made on the same terms, including, without limitation, as provided in Section 10.4(a) and the first sentence of Section 10.4(b), as applicable, and subject to the same conditions as would have applied had the Stockholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after Crestline learns of the Prohibited Transfer, as opposed to the timeframe otherwise provided under Section 10.  Such Stockholder shall also reimburse Crestline for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of Crestline’s rights under Section 10.

11.Exempt Transfers.

11.1Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 8 and 10 shall not apply (a) to a repurchase of Transfer Stock from such Stockholder by the Company at a price no greater than that originally paid by

Crestline—Stockholders Agreement (Midwest Holding)

such Stockholder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, (b) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were such Stockholder making such pledge, or (c) in the case of a Stockholder that is a natural person, upon a transfer of Transfer Stock by such Stockholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Stockholder or any such family members;  provided, that in the case of clause(s) (b) or (c), such Stockholders shall deliver prior written notice to Crestline of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as party hereto (but only with respect to the securities so transferred to the transferee).

11.2Exempted Crestline Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 9 shall not apply (a) to a transfer of Transfer Stock to one or more Affiliates of Crestline or a distribution of such Transfer Stock to one or more if its members, partners or stockholders, (b) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were such Stockholder making such pledge, or (c) in the case of a Stockholder that is a natural person, upon a transfer of Transfer Stock by such Stockholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Stockholder or any such family members; provided, that in the case of clause(s) (b) or (c), Crestline shall deliver prior written notice to the Company of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as party hereto (but only with respect to the securities so transferred to the transferee).

12.Registration Rights.

12.1Demand Registration.

(a)Form S-1 Demand Registration.  If at any time after the date of this Agreement, the Company receives a request from any of Crestline, Vespoint,  Minnich or Salem (the “Holders”) that the Company file a Form S-1 registration statement with respect to any such Holder’s Registrable Securities then outstanding, then the Company shall as soon as practicable,

Crestline—Stockholders Agreement (Midwest Holding)

and in any event within sixty (60) days after the date such request is received by the Company, file a Form S-1 registration statement under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC (“Form S-1”) covering all Registrable Securities that the requesting Holder requested to be registered and,  subject to the limitations of Sections 12.1(c) and 12.3,  promptly, but no less than two (2) business days after receipt of such request, give notice to the non-requesting Holders of such request and provide the non-requesting Holders the right to include their Registrable Securities in such registration as each such Holder may elect in writing no later than ten  (10) business days after receipt of notice from the Company. For purposes of this Agreement, “Registrable Securities” shall mean for the purposes of this Agreement: (a) the shares of Common Stock held by the Holders; (b) any Common Stock issued to the Holders as (or issuable to the Holders upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for (or in replacement of) such shares; and (c) any Common Stock, or any Common Stock issued or issuable to the Holders (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Holders after the date hereof.

(b) Form S-3 Demand Registration.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a written request from any Holder that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holder then the Company shall within forty-five (45) days of receipt of such request file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration and promptly,  but no less than two (2) business days after receipt of such request, give notice to the non-requesting Holders of such request and provide the non-requesting Holders the right to include their Registrable Securities in such registration as each such Holder may elect in writing no later than ten  (10) business days after receipt of notice from the Company. For purposes of this Agreement, “Form S‑3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c)Notwithstanding the foregoing obligations, if the Company furnishes to the Holders in any request for registration a certificate signed by the Company’s chief operating officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after such request is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than pursuant to a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity

Crestline—Stockholders Agreement (Midwest Holding)

incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(d)The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 12.1(a):  (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant (one of which shall be for Crestline as the initiating Holder) to Section 12.1(a); (iii) if any of the Holders proposes to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 12.1(b) or (vi) with respect to any Holder, such Holder owns less than one percent (1%) of the outstanding Common Stock not including its Derivative Securities.  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 12.1(b):  (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 12.1(b) within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Section 12.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Holders  requesting the registration withdraw their request for such registration, elect not to pay the registration expenses therefor pursuant to Section 12.6, and forfeit their right to one demand registration statement, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 12.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 12.1(c), then the Holder may withdraw its request for registration and such registration will not be counted as “effected” for purposes of this Section 12.1(d).

12.2Company Registration: Piggyback Registration Rights.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash, other than in an Excluded Registration (as defined below), the Company shall, at such time, promptly give the Holders notice of such registration.  Upon the request of any Holder given within ten  (10) business days after such notice is given by the Company, the Company shall, subject to the provisions of Section 12.3, cause to be registered all of the Registrable Securities that such Holder has requested to be included in such registration.  The Company shall have the right in its sole discretion to terminate or withdraw any registration initiated by it under this Section 12.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 12.6. For the purposes of this Agreement, an “Excluded Registration” means a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to

Crestline—Stockholders Agreement (Midwest Holding)

a stock option, stock purchase, equity incentive, or similar plan, and a registration relating to an SEC Rule 145 transaction.

12.3Underwriting Requirements.

(a)If, pursuant to Section 12.1, any Holder intends to distribute its Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to Section 12.1, and the Company shall include such information in the applicable notice.  The underwriter(s) will be selected by the Holder(s) requesting and approved by the Board (including the Crestline Designated Director if Crestline is the initiating Holder).  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon its participation in such underwriting and the inclusion of its Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 12.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 12.3, if the managing underwriter(s) advise(s) the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder requested to be subject to the registration to the number of Registrable Securities requested to be subject to the registration by the other Holders requesting registration or in such other proportion as shall mutually be agreed to among all such selling Holders.

(b)In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 12.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders have properly requested and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to among all such selling Holders.

(c)For purposes of Section 12.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 12.3(c), fewer than forty percent (40%) of the total number of Registrable Securities that any Holder has requested to be included in such registration statement are actually included.

Crestline—Stockholders Agreement (Midwest Holding)

(d)Each Holder agrees that in connection with any underwritten registered offering of Common Stock by the Company, and upon the request of the managing underwriter in such offering, each Holder to which registration rights under this Agreement apply agrees to execute and deliver a customary lock-up and agreement that provides that such Holder shall not, without the prior written consent of such managing underwriter, subject to customary exceptions, during the period commencing on thirty (30) days prior to the effective date of such registration and until the date specified by such managing underwriter (such period not to exceed up to one hundred eighty (180) days, if and as requested by the managing underwriter), (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock held immediately before the effectiveness of the registration statement for such offering (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 12.3(d) shall be applicable to the Holders only if all officers and directors of the Company and all stockholders owning more than five percent (5%) of the Company's outstanding Common Stock are subject to the same restrictions. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 12.3(d), each Holder shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 12.3(d) in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of greater than five percent (5%) of the outstanding Common Stock.

12.4Obligations of the Company.  Whenever required under this Section 12 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of any Holder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period such Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to thirty (30) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)Prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement,

Crestline—Stockholders Agreement (Midwest Holding)

as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) Furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)Use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading or quotation system and each securities exchange and trading or quotation system (if any) on which similar securities issued by the Company are then listed;

(g)Promptly make available for inspection by a selling Holder, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by a selling Holder, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(h)Notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(i)After such registration statement becomes effective, notify the selling Holder(s) of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

12.5Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 12 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Registrable Securities of the selling Holder.

Crestline—Stockholders Agreement (Midwest Holding)

12.6Expenses of Registration.  All expenses (other than underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities by the selling Holders (“Selling Expenses”)) incurred in connection with registrations, filings, or qualifications pursuant to Section 12, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel to Crestline and one counsel to Vespoint, shall be borne and paid by the Company.  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 12 shall be borne and paid by the selling Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

12.7Indemnification.  If any Registrable Securities are included in a registration statement under this Section 12:

(a)To the extent permitted by law, the Company will indemnify and hold harmless each Holder and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages (as defined below), and the Company will pay to each Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 12.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and the Company shall not be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 12.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by a by any Holder by way of indemnity or contribution under Section 12.7(b) and Section 12.7(d) exceed the proceeds from the offering received by such

Crestline—Stockholders Agreement (Midwest Holding)

Holders (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)Promptly after receipt by an indemnified party under this Section 12.7 (an “Indemnitee”) of notice of the commencement of any action (including any governmental action) for which an Indemnitee may be entitled to indemnification hereunder, such Indemnitee will, if a claim in respect thereof is to be made against any indemnifying party under this Section 12.7 (an “Indemnitor”), give the Indemnitor notice of the commencement thereof.  The Indemnitor shall have the right to participate in such action and, to the extent the Indemnitor party so desires, participate jointly with any other Indemnitor to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee (together with all other Indemnitees that may be represented without conflict by one counsel) shall have the right to retain one  separate counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such action. The failure to give notice to the Indemnitor within a reasonable time of the commencement of any such action shall relieve such Indemnitor of any liability to the Indemnitee under this Section 12.7, to the extent that such failure materially prejudices the Indemnitor’s ability to defend such action.  The failure to give notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 12.7.

(d)To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any Indemnitee makes a claim for indemnification pursuant to this Section 12.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 12.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 12.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the Indemnitor and the Indemnitee in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the Indemnitor and of the Indemnitee shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the Indemnitor or by the Indemnitee and each’s relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 12.7(d), when combined with the amounts paid or payable by such Holder pursuant to Section 12.7(b), exceed the proceeds from

Crestline—Stockholders Agreement (Midwest Holding)

the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 12.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 12.7, and otherwise shall survive the termination of this Agreement.

(g)For the purposes of this Agreement, “Damages” shall mean any loss, damage, claim, or liability (whether joint or several) to which a Party may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim, or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying Party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

12.8Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders owning a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after the Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that the Holders wish to so include; (ii) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (iii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

13.Proxy.  Crestline hereby appoints Vespoint its proxy, with full power of substitution, with respect to that number of shares of the Common Stock owned by Crestline in excess of the Ownership Limit (the “Proxy Shares”), to vote or act by written consent on any matter during the term of this Agreement to which the Proxy Shares are entitled to vote; provided that any such vote is made or act by written consent is taken pursuant to this proxy in accordance with the terms and conditions of this Agreement.   The proxy hereunder shall automatically terminate, without any further action by the Parties, immediately upon (a) issuance of the approval

Crestline—Stockholders Agreement (Midwest Holding)

order issued by the Nebraska Department in accordance with Neb. Rev. Stat. § 44-2126 and 210 N.A.C. Ch. 24 (Form A) with respect to Crestline’s ownership of Common Stock or (b) the sale, assignment or other transfer by Crestline to any third party Person of any Proxy Shares, provided, that such proxy shall terminate with respect to only such Proxy Shares sold, assigned or otherwise transferred and not with respect to the remaining Proxy Shares owned by Crestline.  On or before the issuance of the shares of Common Stock to Crestline pursuant to the Securities Purchase Agreement,  the Company and Crestline shall collaborate and agree in writing as to the number of Proxy Shares and the Company shall issue, by a separate book entry in the Company’s stock ledger records, the Proxy Shares to Crestline. For purposes of the foregoing, “Ownership Limit” means the number of shares of Common Stock owned by Crestline equal to 9.9% of the issued and outstanding Common Stock rounded down to the next whole share.

14.Further Assurances; Transfer Void; Equitable Relief. For the avoidance of doubt, the Parties acknowledge and agree that any Proposed Transfer not made in compliance with the requirements of this Agreement (including, without limitation, Section 9 and 10 hereof) shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. The Company and each Stockholder acknowledge and agree that any breach of this Agreement would result in substantial harm to Crestline for which monetary damages alone could not adequately compensate. Therefore, the Company and the Stockholders unconditionally and irrevocably agree that Crestline shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

15.Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party, it being understood that the Parties need not sign the same counterpart.  In the event that any signature is delivered by fax or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such fax or “.pdf” signature page were an original thereof.

16.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

17.Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Parties will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Crestline—Stockholders Agreement (Midwest Holding)

18.No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  None of the Parties may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties.

19.No Third Party Beneficiaries.  Except as otherwise set forth in this Agreement, this Agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

20.Choice of Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware.

[Signature page follows]

Crestline—Stockholders Agreement (Midwest Holding)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MIDWEST HOLDING INC.

By: /s/ A. Michael Salem
Name: A. Michael Salem
Title: CEO

XENITH HOLDINGS LLC
By Vespoint LLC, its managing member

By: /s/ A. Michael Salem
Name: A. Michael Salem
Title: Co-Chief Executive Officer

VESPOINT LLC

By: /s/ Michael Minnich
Name: Michael Minnich
Title: Co-Chief Executive Officer

MICHAEL MINNICH, an individual

/s/ Michael Minnich

A. MICHAL SALEM, an individual

/s/ A. Michael Salem

Signature Page to Stockholders Agreement (Midwest Holding)

CRESTLINE ASSURANCE HOLDINGS LLC

By: /s/ John S. Cochran
Name: John S. Cochran
Title: Vice President

Signature Page to Stockholders Agreement (Midwest Holding)

Exhibit A

Joinder Agreement

Reference is hereby made to the Stockholders Agreement, dated as April 24, 2020 (as amended from time to time, the “Stockholders Agreement”), by and among MIDWEST HOLDING INC., a Nebraska corporation (the “Company”), CRESTLINE ASSURANCE HOLDINGS LLC, a Delaware limited liability company, XENITH HOLDINGS LLC, a Delaware limited liability company, VESPOINT LLC, a Delaware limited liability company, MICHAEL MINNICH, an individual and A. MICHAEL SALEM, and the other parties thereto. Pursuant to and in accordance with Section [5.1/7.1] of the Stockholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Stockholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as though an original party thereto and shall be deemed to be [a Stockholder of the Company][included within the references to Crestline] for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Stockholders Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [_________].

[TRANSFEREE STOCKHOLDER]

By_____________________
Name:
Title: